Supplement to the
                          Offers to Purchase for Cash

              Up to 6,189 Units of Limited Partnership Interest in
                       McNEIL PACIFIC INVESTORS FUND 1972
                            for $110.00 Net Per Unit

              Up to 8,200 Units of Limited Partnership Interest in
                        McNEIL REAL ESTATE FUND V, LTD.
                            for $400.00 Net Per Unit

             Up to 49,577 Units of Limited Partnership Interest in
                        McNEIL REAL ESTATE FUND IX, LTD.
                            for $143.00 Net Per Unit

             Up to 60,791 Units of Limited Partnership Interest in
                        McNEIL REAL ESTATE FUND X, LTD.
                            for $72.00 Net Per Unit

             Up to 71,916 Units of Limited Partnership Interest in
                        McNEIL REAL ESTATE FUND XI, LTD.
                            for $63.00 Net Per Unit

             Up to 38,940 Units of Limited Partnership Interest in
                       McNEIL REAL ESTATE FUND XIV, LTD.
                            for $95.00 Net Per Unit

             Up to 46,276 Units of Limited Partnership Interest in
                        McNEIL REAL ESTATE FUND XV, LTD.
                            for $95.00 Net Per Unit

             Up to 22,280 Units of Limited Partnership Interest in
                        McNEIL REAL ESTATE FUND XX, L.P.
                            for $100.00 Net Per Unit

             Up to 18,000 Units of Limited Partnership Interest in
                       McNEIL REAL ESTATE FUND XXIV, L.P.
                            for $150.00 Net Per Unit

           Up to 37,755,237 Units of Limited Partnership Interest in
                       McNEIL REAL ESTATE FUND XXV, L.P.
                             for $0.24 Net Per Unit

                                       by

                         HIGH RIVER LIMITED PARTNERSHIP

THE OFFERS, WITHDRAWAL RIGHTS AND PRORATION PERIODS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 6, 1995, UNLESS THE OFFERS ARE EXTENDED.

                                   IMPORTANT

     High River Limited Partnership, a Delaware limited partnership (the "Purchaser"), hereby supplements and amends each of its Offers to Purchase units of limited partnership interest ("Units") in McNeil Pacific Investors Fund 1972, McNeil Real Estate Fund V, Ltd., McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund X, Ltd., McNeil

                                                   (continued on following page)

                                ---------------

                For More Information or for Further Assistance,
                       Please Call the Information Agent:

                             D.F. King & Co., Inc.
                            (212) 269-5550 (Collect)
                                       or
                           (800) 628-8538 (Toll Free)

September 29, 1995

Real Estate Fund XI, Ltd., McNeil Real Estate Fund XIV, Ltd., McNeil Real Estate Fund XV, Ltd., McNeil Real Estate Fund XX, L.P., McNeil Real Estate Fund XXIV, L.P. and McNeil Real Estate Fund XXV, L.P. (collectively, the "Partnerships") dated August 3, 1995, as amended on August 7, 1995 and as supplemented and amended on August 21, 1995. The Purchaser is offering to purchase Units of each Partnership in the amounts set forth above and at the purchase prices set forth above (with respect to each Partnership, the "Purchase Price"), net to the seller in cash, without interest, less the amount of distributions per Unit, if any, made by the respective Partnerships from the date of the commencement of their respective Offers (as defined below), as they may be supplemented or amended from time to time, until their respective Expiration Dates (as defined below), upon the terms and subject to the conditions set forth in: (i) their respective Offers to Purchase dated August 3, 1995, as amended on August 7, 1995 and as supplemented and amended on August 21, 1995; (ii) this Supplement thereto (such Offers to Purchase, as amended on August 7, 1995, as supplemented and amended on August 21, 1995 and as supplemented and amended by this Supplement, collectively, the "Offers to Purchase" and with respect to each Partnership, an "Offer to Purchase"); and (iii) the related Assignments of Partnership Interest and Confirmation Letters (which collectively with the Offers to Purchase constitute the "Offers" and which, with respect to each Partnership, collectively with their respective Offers to Purchase, constitute an "Offer"). Unless the context otherwise requires, capitalized terms used in this Supplement but not defined herein shall have the meanings ascribed to them in the Offers to Purchase.

     Questions and requests for assistance or for additional copies of the Offers to Purchase, the Assignments of Partnership Interest or the Confirmation Letters may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Supplement. No soliciting dealer fees or other payments to brokers for tenders are being paid by the Purchaser.

                        COVER PAGE AND INSIDE COVER PAGE

     The definition of "Minimum Units Requirements" set forth in the second paragraph of the Offers to Purchase dated August 3, 1995, is hereby amended to provide in its entirety as follows (Limited Partners are advised to consult Exhibit A to this Supplement to determine the information applicable to their respective Partnerships):

          A Limited Partner may tender any or all of the Units owned by that Limited Partner, provided, however, that in order for a tender to be valid, the tender must satisfy the requirements (the "Minimum Units Requirements") of the Partnership's partnership agreement (the "Partnership Agreement"). For convenience, the relevant portions of the Partnership Agreement are set forth in Exhibit A to this Supplement.

     The second bullet contained in the Supplements to the Offers to Purchase dated August 21, 1995, located on the front cover page thereof, is hereby amended to provide in its entirety as follows (Limited Partners are advised to consult the table immediately following this bullet to determine the figures applicable to their respective Partnerships):

          o The Purchaser has revised its estimate of the net asset value per Unit (the "NAV") (exclusive of the cash and cash equivalents held by the Partnership as of June 30, 1995 (the "Cash Position")), as set forth in the table immediately following this bullet. The NAV is greater than the Purchase Price. When determining the value of Units and deciding whether to tender Units pursuant to the Offer, a Limited Partner should consider both the NAV and the Cash Position (which, due to its method of valuation of the Units, the Purchaser did not include in such NAV). See Section 13 of the Offer to Purchase entitled "Valuation Analysis".

                 Partnership                             NAV      Cash Position
                 -----------                           -------    -------------
          McNeil Pacific Investors Fund 1972 ......... $133.00      $ 59.00
          McNeil Real Estate Fund V, Ltd. ............  560.00       111.00
          McNeil Real Estate Fund IX, Ltd. ...........  216.00        49.00
          McNeil Real Estate Fund X, Ltd. ............  131.00        18.00
          McNeil Real Estate Fund XI, Ltd. ...........  111.00        24.00
          McNeil Real Estate Fund XIV, Ltd. ..........  145.00        30.00
          McNeil Real Estate Fund XV, Ltd. ...........  136.00        37.00
          McNeil Real Estate Fund XX, L.P. ...........  130.00        77.00
          McNeil Real Estate Fund XXIV, L.P. .........  283.00        55.00
          McNeil Real Estate Fund XXV, L.P. ..........    0.36         0.06

     The fourth bullet contained in the Supplements to the Offers to Purchase dated August 21, 1995 for McNeil Pacific Investors Fund 1972 and McNeil Real Estate Fund V, Ltd., located on the inside front cover page thereof, and the fifth bullet contained in the Supplements to the Offers to Purchase dated August 21, 1995 for each of the other Partnerships, located on the inside front cover page thereof, are hereby amended to provide in their entirety as follows:

          o The Purchaser may seek to remove the Partnership's general partner. Such removal may require the Partnership to pay a fee and other payments to the Partnership's general partner and/or its affiliates and may result in acceleration of certain of the Partnership's debt obligations and/or the Partnership's incurrence of expenses pursuant to provisions of such debt obligations, which may have an adverse effect on the Partnership. See "Introduction" and Section 8 of the Offer to Purchase.

                                  INTRODUCTION

     The first paragraph of the Introduction to the Offers to Purchase is hereby amended to provide in its entirety as follows:

          High River Limited Partnership hereby offers to purchase Units in the amount set forth above and at the Purchase Price set forth above, net to the seller in cash, without interest, less the amount of distributions per Unit, if any, made by the Partnership from the date of the commencement of the Offer, as it may be supplemented or amended from time to time, until the Expiration Date, upon the terms and subject to the conditions set forth in the Offer. Limited Partners who tender their Units in response to the Offer will not be obligated to pay any commissions or partnership transfer fees. The Purchaser has retained D.F. King & Co., Inc. to act as Information Agent (the "Information Agent") and IBJ Schroder Bank & Trust Company to act as Depositary (the "Depositary") in connection with the Offer. The Purchaser will pay all charges and expenses in connection with the services of the Information Agent and the Depositary. The Offer is not conditioned on any minimum number of Units being tendered. Subject to the Minimum Units Requirements, a Limited Partner may tender any or all of the Units owned by that Limited Partner. Notwithstanding any provision contained in the Offer to Purchase or any related document, under no circumstances will the Purchaser be required to accept any Units the transfer of which to the Purchaser would be prohibited by the Partnership Agreement or any regulation or procedure adopted thereunder.

          Beginning on August 22, 1995, the Purchaser and the Partnership's general partner had been engaged in discussions concerning the possible acquisition by the Purchaser of substantially all of the interest in the Partnership's general partner and the manager of the Partnership's properties, McNeil Real Estate Management, Inc. ("McREMI") (which is an affiliate of the Partnership's general partner), the Offer and the settlement of litigation between the Purchaser and the Partnership's general partner and the Partnership, among others. Such discussions have terminated. See Section 13 of the Offer to Purchase.

     The third bullet of the Introduction to the Offers to Purchase for McNeil Pacific Investors Fund 1972 and McNeil Real Estate Fund V, Ltd., and the fourth bullet of the Introduction to each of the other Offers to Purchase, contained in the Supplements to the Offers to Purchase dated 21, 1995, are hereby amended to provide in their entirety as follows:

          o Although the Purchaser is making the Offer for investment purposes, it may, depending on the number of Units it acquires pursuant to the Offer, be in a position to influence control of the Partnership and to influence voting decisions with respect to the Partnership and may seek to remove the Partnership's general partner. Such removal may require the Partnership to pay a fee and other payments to the Partnership's general partner and/or its affiliates and may result in acceleration of certain of the Partnership's debt obligations and/or the Partnership's incurrence of expenses pursuant to provisions of such debt obligations, which may have an adverse effect on the Partnership. See Section 8 of the Offer to Purchase.

     The fourth bullet of the Introduction to the Offers to Purchase for McNeil Pacific Investors Fund 1972 and McNeil Real Estate Fund V, Ltd., and the fifth bullet of the Introduction to each of the other Offers to Purchase, contained in the Supplements to the Offers to Purchase dated 21, 1995, are hereby amended in their entirety to provide as follows:

          o Based primarily on financial and other information relating to the Partnership that is publicly available in its Form 10-K filed with the Commission and the Due Diligence Information (as defined in the portion of Section 13 of the Offer to Purchase entitled "Valuation Analysis"), the Purchaser, solely for consideration with other information in connection with preparing and evaluating the bid set forth in the Offer, calculated the NAV (exclusive of the Cash Position), as set forth in the table contained in Section 13 of the Offer to Purchase. When determining the value of Units and deciding whether to tender Units pursuant to the Offer, a Limited Partner should consider both the NAV and the Cash Position (which, due to its method of valuation of the Units, the Purchaser did not include in such NAV). The Purchaser has not conducted any appraisal of the Partnership's properties and has no independent basis whatsoever for determining the accuracy or completeness of the Partnership's publicly filed financial information and the Due Diligence Information or for determining to what extent, if any, the NAV represents the true net asset value of each Unit. See Section 13 of the Offer to Purchase.

     The paragraph in the Introduction to the Offers to Purchase, entitled "Reasons for the Offer" is hereby amended to provide in its entirety as follows:

          Although the Purchaser is making the Offer for investment purposes and with a view to making a profit, it may, depending on the number of Units it acquires pursuant to the Offer, be in a position to influence control of the Partnership and to influence voting decisions with respect to the Partnership and may seek to remove the Partnership's general partner. Such removal may require the Partnership to pay a fee and other payments to the Partnership's general partner and/or its affiliates and may result in acceleration of certain of the Partnership's debt obligations and/or the Partnership's incurrence of expenses pursuant to provisions of such debt obligations, which may have an adverse effect on the Partnership. See
     Section 8 of the Offer to Purchase.

     The last paragraph in the Introduction to the Offers to Purchase is hereby amended to provide in its entirety as follows:

          All of the Information with respect to the Partnership contained in the Offer to Purchase has been derived from documents and reports publicly filed by the Partnership or the Due Diligence Information (as defined in the portion of Section 13 of the Offer to Purchase entitled "Valuation Analysis"). Although the Purchaser has no information that any statements or information contained in the Offer to Purchase based upon such documents, reports and Due Diligence Information are untrue, the Purchaser cannot take responsibility for the accuracy or completeness of the information concerning the Partnership contained in such documents, reports and Due Diligence Information or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

                                   THE OFFER

Section 8. Future Plans of the Purchaser.

     Section 8 of the Offers to Purchase is hereby amended to provide in its entirety as follows:

          Although the Purchaser is making the Offer for investment purposes and with a view to making a profit, it may, depending on the number of Units it acquires pursuant to the Offer, be in a position to influence control of the Partnership and to influence voting decisions with respect to the Partnership. The Purchaser is currently assessing the feasibility of removing the Partnership's general partner and/or McREMI. Removal of the Partnership's general partner requires the vote of Limited Partners holding a majority of the Units. Removal of the Partnership's general partner and/or McREMI may, under certain circumstances, require the Partnership to make certain payments to the Partnership's general partner and/or its affiliates (including McREMI) (collectively, the "Termination Payments") and may result in acceleration of certain of the Partnership's debt obligations and/or the Partnership's incurrence of expenses pursuant to provisions of such debt obligations, which may have an adverse effect on the Partnership. See "Introduction" of the Offer to Purchase. If the Purchaser concludes that it is feasible to remove the Partnership's general partner and/or McREMI or otherwise take action which would result in the Partnership's general partner and/or McREMI ceasing to act in their current capacities (such removal or cessation, a "Termination") without the imposition of Termination Payments, it will seek to do so. Absent the feasibility of the foregoing, the Purchaser will consider whether or not to seek Termination of the Partnership's general partner and/or McREMI. In connection with any such determination, the Purchaser will consider the overall costs associated with such Termination. In connection with any attempted Termination of the Partnership's general partner or McREMI, the Purchaser will seek its appointment or the appointment of another party as the successor general partner of the Partnership or the property manager of the Partnership, as the case may be. The Purchaser has not previously acted as the general partner or property manager of a limited partnership which is engaged in the business of owning real estate such as the Partnership and has not, at this time, sought to negotiate any arrangements with other parties to act in such capacities. Following the completion of the Offer, the Purchaser and/or persons related to or affiliated with it may acquire additional Units or may sell Units. Any acquisition may be made through private purchases, through one or more future tender or exchange offers or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash or other consideration. The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer to persons not yet determined, which may include the Partnership's general partner and/or an affiliate of the Partnership's general partner.

Section 10. Voting by the Purchaser.

     The first paragraph of Section 10 of the Offers to Purchase is hereby amended to provide in its entirety as follows (Limited Partners are advised to consult the table immediately following this paragraph to determine the figures applicable to their respective Partnerships):

          Depending on the number of Units it acquires pursuant to the Offer, the Purchaser may be in a position to influence control of the Partnership and to influence voting decisions with respect to the Partnership and the Purchaser may seek to remove the Partnership's general partner. Under the Partnership Agreement, Limited Partners holding a majority of the Units are entitled to remove the Partnership's general partner at any time for cause and, beginning on the date set forth on the table immediately following this paragraph, without cause. Such removal may require the Partnership to pay a fee and other payments to the Partnership's general partner and/or its affiliates and may result in acceleration of certain of the Partnership's debt obligations and/or the Partnership's incurrence of expenses pursuant to provisions of such debt obligations, which may have an adverse effect on the Partnership. See Section 8 of the Offer to Purchase. In addition, Limited Partners holding a majority of the Units, with the concurrence of the Partnership's general partner, are entitled to take action with respect to a variety of matters, including dissolution of the Partnership and most types of amendments to the Partnership Agreement, but the Purchaser has no present intention of doing so.

                   Partnership                        Removal Date Without Cause
                   -----------                        --------------------------
          McNeil Pacific Investors Fund 1972 .........  any time
          McNeil Real Estate Fund V, Ltd. ............  any time
          McNeil Real Estate Fund IX, Ltd. ...........  beginning Nov. 12, 1995
          McNeil Real Estate Fund X, Ltd. ............  beginning Oct. 9, 1995
          McNeil Real Estate Fund XI, Ltd. ...........  beginning Aug. 6, 1995
          McNeil Real Estate Fund XIV, Ltd. ..........  beginning Sept. 20, 1995
          McNeil Real Estate Fund XV, Ltd. ...........  beginning Oct. 11, 1995
          McNeil Real Estate Fund XX, L.P. ...........  any time
          McNeil Real Estate Fund XXIV, L.P. .........  beginning March 30, 1996
          McNeil Real Estate Fund XXV, L.P. ..........  beginning March 26, 1996

Section 13. Background of the Offer.

     The portion of Section 13 of each of the Offers to Purchase entitled "Prior Contacts with the Partnership" is hereby amended by adding the following to the end of such portion:

          On the evening of August 22, 1995 and the morning of August 23, 1995, Mr. Icahn and a representative met with Robert A. McNeil, Carole J. McNeil (the Chairman and Co-Chairman of the corporate general partner of the Partnership's general partner) and their representatives regarding possible settlement of the pending litigation respecting the Offers. Those discussions involved, among other things, the possibility of a transaction pursuant to which Mr. Icahn or his affiliates would acquire substantially all of the interest in the Partnership's general partner and would acquire McREMI.

          In connection with those settlement discussions, the Partnership's general partner and the Purchaser entered into an agreement on August 24, 1995 (the "August 24th Agreement"), pursuant to which they agreed that until September 7, 1995 (which date was ultimately extended to September 18, 1995 pursuant to various extension agreements dated September 7, 1995, September 12, 1995, and September 15, 1995 (the "Extension Agreements" and, together with the August 24th Agreement, the "Standstill Agreement")): (i) the Partnership's general partner and its affiliates would not seek to acquire any securities of the Partnerships or their affiliates or otherwise propose or engage in discussions regarding the transactions involving the Partnerships or their affiliates; (ii) they would each cause their respective information agents to respond to limited partner inquiries only by indicating that settlement discussions were ongoing; (iii) the Purchaser and its affiliates would be permitted to conduct reasonable due diligence (the "Due Diligence") with respect to the Partnership's general partner and the Partnerships and their affiliates (subject to certain confidentiality obligations); and (iv) except as required by law, they would not mail any information to the limited partners of the Partnerships and would hold in abeyance all of their litigation proceedings and the demands made by the Purchaser for lists of limited partners and information and/or transfers of units of the Partnerships. The Standstill Agreement (as modified by a letter agreement dated September 19, 1995) provides that the Purchaser, Carl C. Icahn and their affiliates would not, prior to August 24, 1996, attempt to acquire any securities of partnerships (other than the Partnerships) controlled by Robert A. McNeil, or propose to enter into business combinations with them or make proxy solicitations with respect thereto (other than purchase at auction or through privately negotiated transactions or otherwise, of a block of approximately 2,995,000 units of limited partnership interest in McNeil Real Estate Fund XXVI, L.P. and blocks of approximately 399,500 and 100,000 units of limited partnership interest in McNeil Real Estate Fund XXVII, L.P.). Pursuant to the August 24th Agreement, the Purchaser agreed to extend the Expiration Dates of the Offers until September 12, 1995 with the Partnership's general partner having the ability to require the Purchaser to extend the Expiration Dates of the Offers to September 20, 1995 (such Expiration Dates ultimately were extended pursuant to various Extension Agreements through October 2, 1995).

          On August 25, 1995, representatives of Mr. Icahn traveled to Dallas, Texas to engage in "due diligence" activities at the headquarters of McREMI. As part of its diligence activities at McREMI, representatives of Mr. Icahn reviewed and gathered non-public information regarding McREMI, the Partnership's general partner, the Partnerships and their affiliates. Those activities at the McREMI headquarters, which continued through August 30, 1995, involved meeting with senior management and others. Thereafter, the process of gathering information and conducting diligence continued by telephone and through the exchange of documents, through September 19, 1995.

          During the period from August 24, 1995 through September 19, 1995, Carl C. Icahn and representatives of Mr. Icahn and his affiliates (including the Purchaser) and Robert A. McNeil, Carole J. McNeil, the Partnership's general partner and their representatives engaged in ongoing negotiations involving various different members of their respective negotiating teams. Those meetings were conducted by telephone and at the offices of counsel to the respective parties and included the exchange of numerous drafts of various agreements. The negotiations involved, among other things, discussion of: (i) a transaction in which an affiliate of Mr. Icahn would acquire substantially all of the interests in the Partnership's general partner and would acquire McREMI; (ii) potential modifications to the outstanding Offers; (iii) cooperation to be provided by the Partnership's general partner to facilitate the Offers; and (iv) agreements with respect to settlement of outstanding litigation, both among the parties and against the Partnership's general partner, McREMI and Mr. and Mrs. McNeil, among others, instituted following the commencement of the Offers. The negotiations and due diligence review involved extensive discussion of and negotiation concerning many facets of the financial condition, tax aspects, operations, and business of McREMI, the Partnership's general partner, the Partnerships and their affiliates. On September 19, 1995, in a meeting conducted at the offices of counsel to Mr. and Mrs. McNeil, negotiations reached an impasse and were discontinued. Additional conversations after that date failed to result in a resumption of negotiations.

     The portion of Section 13 of each of the Offers to Purchase entitled "Valuation Analysis" is hereby amended to provide in its entirety as follows (Limited Partners are advised to consult the table contained in this Section to determine the figures applicable to their respective Partnerships):

          Valuation Analysis. While conducting the Due Diligence, the Purchaser reviewed certain non-public documents and information prepared by or on behalf of the Partnership to which it did not previously have access. Among such documents and information were the Cash Position and net operating income figures of the Partnership for a portion of its current fiscal year (which the Purchaser reduced to reflect normal capital expenditures) (the "Due Diligence Information"). The Purchaser utilized such net operating income figures (as so reduced) in the preparation of an annualized net operating income figure for the Partnership (the "NOI").

          Due primarily to the NOI and the Cap Rate (as defined below), the Purchaser has revised its estimate of the net asset value per Unit of the Partnership (the "NAV") (exclusive of the Cash Position). In order to calculate the NAV, the Purchaser divided: (i) the difference between (x) the quotient of the NOI and a capitalization rate deemed appropriate by the Purchaser (the "Cap Rate") and (y) the sum of "Mortgage Notes Payable" (with estimated discounts, if applicable, added back) and "Payable to Affiliates--General Partner" as such items are set forth in the Partnership's most recent Form 10-Q filed with the Commission; by (ii) the number of outstanding Units. The NOI, the NAV, the Cap Rate and the Cash Position for the Partnership are set forth in the table immediately following this paragraph. The Purchaser's prior estimate of the net asset value per Unit (which was calculated prior to the Purchaser's calculation of the NOI) (the "Prior NAV") as well as the capitalization rate utilized by the Purchaser to calculate such estimate (the "Prior Cap Rate") and the amount of cash and cash equivalents per Unit for the Partnership as of March 31, 1995 (which is contained in the Offer to Purchase prior to this Supplement) (the "Prior Cash Position") are also set forth in the table immediately following this paragraph. Limited Partners should note that the calculations resulting in the NAV are based on rough estimates and that the values resulting therefrom may not be indicative of actual values to any extent. It should also be noted that investors may disagree as to the appropriate capitalization rate to be applied, and Limited Partners are advised that the utilization of a lower capitalization rate results in a higher estimate of aggregate value. When determining the value of Units and deciding whether to tender Units pursuant to the Offer, a Limited Partner should consider both the NAV and the Cash Position (which, due to its method of valuation of the Units, the Purchaser did not include in such NAV).



                                                                                                   Prior     Prior
                                                      Cap       Cash       Prior                    Cap       Cash
    Partnership              NAV        NOI<F1>       Rate     Position      NAV      Prior NOI     Rate     Position
    -----------              ---        ------        ----     --------     -----     ---------     ------   --------
McNeil Pacific
 Investors Fund 1972 ...  $133.00  $  447,936.00<F2> 11.00%<F3> $ 59.00   $146.00  $  447,936.00<F2> 10.50%   $70.00
McNeil Real Estate
 Fund V, Ltd. ..........   560.00   2,269,031.00     10.50%<F3>  111.00    568.00   2,175,819.00     10.00%    99.00
McNeil Real Estate
 Fund IX, Ltd. .........   216.00   8,018,123.00     10.50%<F3>   49.00    186.00   7,446,088.00     10.25%    52.00
McNeil Real Estate
 Fund X, Ltd. ..........   131.00   7,703,187.00     10.50%       18.00    106.00   7,197,541.00     10.50%    17.00
McNeil Real Estate
 Fund XI, Ltd. .........   111.00   6,434,109.00     10.50%<F3>   24.00     82.00   5,756,264.00     10.25%    22.00
McNeil Real Estate
 Fund XIV, Ltd. ........   145.00   4,728,813.00     11.00%       30.00    125.00   4,397,965.00     11.00%    30.00
McNeil Real Estate
 Fund XV, Ltd. .........   136.00   4,183,817.00     10.50%<F3>   37.00    123.00   3,807,566.00     10.00%    37.00
McNeil Real Estate
 Fund XX, L.P. .........   130.00     498,722.00     10.00%       77.00    110.00     384,946.00     10.00%    77.00
McNeil Real Estate
 Fund XXIV, L.P. .......   283.00   1,849,193.00     10.50%<F3>   55.00    279.00   1,747,534.00     10.00%    47.00
McNeil Real Estate
 Fund XXV, L.P. ........     0.36   4,102,677.00     11.00%        0.06      0.33   3,862,488.00     11.00%     0.05

--------

<F1> For the purposes of determining the NOI for each of the Partnerships, other than McNeil Pacific Investors Fund 1972 ("Pacific") and McNeil Real Estate Fund XXIV, L.P. ("Fund XXIV"), the Purchaser utilized net operating income figures for the first seven months of such Partnerships' current fiscal years. For the purposes of determining the NOI for Pacific and Fund XXIV, the Purchaser utilized net operating income figures for the first three months and six months, respectively, of such Partnership's current fiscal years. The Purchaser utilized such shorter time periods because, in its judgment, such periods were more reflective of the value of Pacific and Fund XXIV. Utilization of the seven month time period for Pacific and Fund XXIV would yield lower NOIs and NAVs than those reflected in the above table.

<F2> For the purpose of determining both of Pacific's NOI and Prior NOI, the
     Purchaser utilized net operating income figures for the first three months of Pacific's current fiscal year. Accordingly, such NOI and Prior NOI are the same.

<F3> Upon reconsideration of the age of these Partnerships' properties, the
     Purchaser determined to raise the Cap Rate.



Section 14. Conditions of the Offer.

     The Purchaser has waived the conditions contained in paragraphs (e) and (f) of Section 14 of the Offers to Purchase.

                                   EXHIBIT A

McNeil Pacific Investors Fund 1972

     Section 8. Transfer of Units.

          8.1 Registration of Transfer of Units. Units shall be transferable on the records of the Partnership to a new holder only (i) by the registered holder thereof, or in appropriate cases his personal representative, (ii) as part of a transfer of five (5) or more whole Units to the new holder, and (iii) after delivery to the General Partners of the holder's Units (represented by the holder's copy of the Restated Certificate and Agreement of Limited Partnership executed by the General Partner and evidencing the holder's Units) and a written instrument of assignment of such Units in form satisfactory to the General Partners, duly endorsed by the registered holder or his personal representative or authorized agent, accompanied by such assurance of the genuineness and effectiveness of each endorsement and of the obtaining of any required consents or authorizations of any governmental or other authorities as may reasonably be required by the General Partners. Transfers of fewer than five (5) Units to a new holder or of fractions of Units shall not be registered or recognized for any purpose by the Partnership, unless (a) the General Partners in their discretion agree otherwise and (b) according to the records of the Partnership the transferee already is or at some time in the past has been a registered holder of at least five (5) units.

McNeil Real Estate Fund V, Ltd.

     12. Assignment of Partnership Units

          12.1 Holders shall have the right to assign five or more whole Units by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Partnership Agreement, which instrument has been duly executed by the assignor of such Units. A Limited Partner shall notify the General Partners of any assignment of a beneficial interest in any Units which occurs without a transfer of record ownership.

McNeil Real Estate Fund IX, Ltd.
McNeil Real Estate Fund X, Ltd.
McNeil Real Estate Fund XI, Ltd.
McNeil Real Estate Fund XIV, Ltd.
McNeil Real Estate Fund XV, Ltd.

     12. Issuance, Transfer, and Exchange of Certificates

          12.2. Registration of Units; Registration of Transfer and Exchange.
     (c) Limited Partners shall have the right to assign ten (10) or more whole Units, provided, however, unless prohibited by any applicable state securities law, three (3) Units may be acquired or retained by IRA or Keogh Plans, and provided further that a Limited Partner must assign all of his Units if he would otherwise retain less than the minimum amount. Every Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the Limited Partner or such Limited Partner's attorney duly authorized in writing. Every Certificate surrendered for registration of transfer shall be accompanied by a Transfer Application or other written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the transferee or such transferee's attorney duly authorized in writing.

          Notwithstanding anything to the contrary in this Paragraph 12, the General Partner, in its discretion and upon notice to the Limited Partners, may adopt an alternative procedure for the registration of Units and transfers of Units, including, without limitation, providing for uncertificated securities.

McNeil Investors Fund XX, L.P.

     12. Issuance, Transfer, and Exchange of Certificates

          12.2 Registration of Units; Registration of Transfer and Exchange. (c) Limited Partners shall have the right to assign ten (10) or more whole Units, provided, however, unless prohibited by any applicable state securities law, two (2) Units may be acquired or retained by IRA or Keogh Plans, and provided further that a Limited Partner must assign all of his Units if he would otherwise retain less than the minimum amount. Every Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the Limited Partner or such Limited Partner's attorney duly authorized in writing. Every Certificate surrendered for registration of transfer shall be accompanied by a Transfer Application or other instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the transferee or such transferee's attorney duly authorized in writing.

          Notwithstanding anything to the contrary in this Paragraph 12, the General Partner, in its discretion and upon notice to the Limited Partners, may adopt an alternative procedure for the registration of Units and transfers of Units, including, without limitation, providing for uncertificated securities.

McNeil Investors Fund XXIV, L.P.

     12. Issuance, Transfer, and Exchange of Certificates

          12.2 Registration of Units; Registration of Transfer and Exchange. (c) Limited Partners shall have the right to assign 5 or more whole Units, provided, however, unless prohibited by any applicable state securities law, 1 Unit may be acquired or retained by IRA or Keogh Plans, and provided further that a Limited Partner must assign all of his Units if he would otherwise retain less than the minimum amount. Every Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the Limited Partner or such Limited Partner's attorney duly authorized in writing. Every Certificate surrendered for registration of transfer shall be accompanied by a Transfer Application or other written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the transferee or such transferee's attorney duly authorized in writing.

          Notwithstanding anything to the contrary in this Paragraph 12, the General Partner, in its discretion and upon notice to the Limited Partners, may adopt an alternative procedure for the registration of Units and transfers of Units, including, without limitation, providing for uncertificated securities.

McNeil Investors Fund XXV, L.P.

     12. Issuance, Transfer, and Exchange of Certificates

          12.2 Registration of Units; Registration of Transfer and Exchange. (c) Limited Partners shall have the right to assign 5,000 or more whole Units, provided, however, unless prohibited by any applicable state securities law, 1,000 Units may be acquired or retained by IRA or Keogh Plans, and provided further that a Limited Partner must assign all of his Units if he would otherwise retain less than the minimum amount. Every Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the Limited Partner or such Limited Partner's attorney duly authorized in writing. Every Certificate surrendered for registration of transfer shall be accompanied by a Transfer Application or other written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be, duly executed by the transferee or such transferee's attorney duly authorized in writing.

          Notwithstanding anything to the contrary in this Paragraph 12, the General Partner, in its discretion and upon notice to the Limited Partners, may adopt an alternative procedure for the registration of Units and transfers of Units, including, without limitation, providing for uncertificated securities.

     Manually signed facsimile copies of the Assignments of Partnership Interest and the Confirmation Letters will be accepted. The Assignments of Partnership Interest, the Confirmation Letters, the Certificates and any other required documents should be sent or delivered by each Limited Partner or such Limited Partner's broker, dealer, bank, trust company or other nominee to the Depositary as set forth below.

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

                                    By Mail:

                                  P.O. Box 84
                             Bowling Green Station
                         New York, New York 10274-0084
                   Attn: Reorganization Operations Department

                          By Hand/Overnight Delivery:

                                One State Street
                            New York, New York 10004
                      Attn: Securities Processing Window,
                             Subcellar One, (SC-1)

                                 By Facsimile:
                                 (212) 858-2611

                             Confirm by Telephone:
                                 (212) 858-2103

     Questions and requests for assistance or for additional copies of the Offers to Purchase, the Assignments of Partnership Interest and the Confirmation Letters may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                            New York, New York 10005

                            (212) 269-5550 (Collect)
                                       or
                           (800) 628-8538 (Toll Free)